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EXHIBIT 5.1

April 4, 2002

Tetra Tech, Inc.
670 North Rosemead Boulevard
Pasadena, California 91107

Ladies and Gentlemen:

I am a Vice President and General Counsel of Tetra Tech, Inc. (the "Corporation") and an attorney duly admitted to practice in the State of California. I am familiar with the Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), regarding the 4,000,000 shares of common stock, par value $.01 per share, of the Corporation (the "Shares") to be issued pursuant to the Tetra Tech, Inc. 2002 Stock Option Plan (the "Plan").

I have reviewed such documents and records as I have deemed necessary or appropriate to enable me to express an informed opinion with respect to the matters covered hereby.

Based upon the foregoing, I am of the opinion that, when issued or sold in accordance with the terms of the Plan, the Shares will be validly issued, fully paid and nonassessable.

I hereby consent to the use of my name in the Registration Statement as the legal counsel who has passed upon the legality of the Shares, as well as to the use of this legal opinion as part of the Registration Statement, as required by Section 7 of the Securities Act.

                      Very truly yours,

                      /s/ JANIS B. SALIN
                      Vice President and General Counsel

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  EXHIBIT 5.1